Exhibit 10.14

CONSULTING AGREEMENT

BETWEEN:

Jaguar Uranium Corp.

(the “Corporation”)

AND:

LUIS DUCASSI

(the “Consultant”)

(each, a “Party” and together, the “Parties”)

WHEREAS:

1.	The Consultant previously provided services to the Corporation pursuant to a written Consulting Agreement dated April 1, 2024 (the “Prior Agreement”).

2.	The Parties have terminated the Prior Agreement by mutual agreement.

3.	The Corporation wishes to engage the Consultant as Executive Chairman pursuant to the terms and conditions of this Consulting Agreement (the “Agreement”) and the Consultant wishes to be so engaged.

NOW THEREFORE in consideration for the mutual covenants and promises set forth herein, including the Change of Control and Maximum Bonus entitlements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Consultant, the Parties hereby covenant and agree as follows:

Article I – DEFINITIONS AND INTERPRETATION

1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” means with respect to any other person any person which, directly or indirectly, controls, is controlled by, or is under common control with such person. For purposes of this definition, “person” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company, association, organization or entity. For purposes of this definition, “control” of a person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by ownership of voting shares, by contract or otherwise.

(b)	“Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing by the Parties from time to time.

(c)	“Base Fee” has the meaning ascribed thereto in Section 4.1 herein.

(d)	“Benefits” means those benefits, perquisites and entitlements as described in Section 4.2 herein.

(e)	“Board” means the board of directors of the Corporation and any reference herein to an action by the Board means any action by or under the authority of the Board or a duly empowered member of the Board or committee appointed by the Board.

(f)	“Business” means the then current business of the Corporation and its Affiliates, which includes but is not limited to exploration and development activities focused on uranium discoveries.

(g)	“Change of Control Event” means the first occurrence of any of the following events following the Effective Date with the exception of and not including the Liquidity Event:

(i)	the acquisition by an arm’s-length third party person or persons acting as a group, directly or indirectly, by way of take-over, bid, amalgamation, plan of arrangement or other process of outstanding shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all outstanding voting shares of the Corporation; or

(ii)	the removal, by resolution of the shareholders of the Corporation, of more than 51% of the then incumbent directors of the Corporation, or the election of a majority of directors to the Board who were not nominees of the Corporation’s incumbent Board at the time immediately preceding such election, at a single meeting of shareholders or at successive meetings of shareholders taking place within any six (6) month period; or

(iii)	a merger, consolidation, recapitalization or reorganization of the Corporation or its consolidated subsidiaries with or into one or more entities such that “control” of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Corporation and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization; or

(iv)	the sale, disposition or transfer of any of the Corporation’s Projects to an arm’s-length third party, directly or indirectly, which acquires 50.1% or more of such Project; or

(v)	the sale, disposition or transfer of all of the consolidated assets (as measured by total hectares of the Corporation’s Projects) and its consolidated subsidiaries to an arm’s length third party, directly or indirectly, , except where such sale, disposition or transfer is for the purpose of financing the development or construction of a mine and such transaction has been approved by a majority of the Board; or

(vi)	the liquidation of the Corporation, whether through the declaration of a liquidating dividend or through an amalgamation or restructuring that leads to liquidation or otherwise.

(h)	“Confidential Information” means information disclosed or accessible to the Consultant or acquired by the Consultant as a result of their engagement with the Corporation and which is not in the public domain or otherwise required to be disclosed by applicable law and includes, but is not limited to, information relating to the Corporation’s or any of its Affiliates’ current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Corporation’s past, present and prospective customers and clients, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, unpublished financial statements, Innovations, and any other information received by the Corporation from any third party pursuant to an obligation of confidentiality. Information that (a) was lawfully in the Consultant’s possession before engagement with the Corporation and was not disclosed by or on behalf of the Corporation; or (b) is or becomes a matter of public knowledge through no fault of the Consultant, shall not be considered Confidential Information under this Agreement.

(i)	“Constitution” means articles of incorporation and by-laws of the Corporation as amended from time to time.

(j)	“Date of Termination” means the termination of this Agreement as set out in Article V.

(k)	“Duties” means the duties and responsibilities of the position as described in Section 3.2 herein, which includes but is not limited to the duties and responsibilities set out in Schedule “A” hereto.

(l)	“Effective Date” has the meaning ascribed thereto in Section 2.1.

(m)	“Good Reason” means the occurrence of any of the following events, unless the event occurs with the Consultant’s express prior written consent:

(i)	a material change in title, position, authority or responsibilities that represents an adverse change from, the Consultant’s status, position, authority or responsibilities under the Agreement;

(ii)	a material reduction in the Consultant’s compensation;

(iii)	any relocation of the Consultant’s principal place of work that is inconsistent with Section 3.5 below, other than a relocation of the Corporation’s head office that is 100 km or less away from its established location; or

(iv)	conduct or actions by the Corporation which would amount to constructive dismissal of an employee’s employment at common law.

(n)	“Innovations” means any of the following which the Consultant, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with the Consultant’s engagement with the Corporation, whether during regular working hours or through the use of facilities and properties of the Corporation or otherwise which may in any way relate to the Business: any and all tangible and intangible property including inventions, processes and improvements (whether or not protectable under patent laws); techniques, ideas, concepts and programs; works of authorship and information fixed in any tangible medium, including source code for software (whether or not protectable under copyright laws) and all moral rights therein; mask works or integrated circuit topography; trademarks, trade names, trade dress (whether or not protectable under trademark laws and whether or not registrable under trademark laws); and trade secrets and know-how (whether or not protectable under trade secret laws); subject matter protectable under patent, industrial design, copyright, mask work, trademark, trade secret or other similar laws; patent applications, patent registrations, industrial design applications, industrial design registrations, copyright registrations, trademark applications, trademark registrations; and any derivative works, improvements, renewals, divisionals, continuations, continuations-in-part, re-issuances, supplementary disclosures, extensions, continuations-in-part, or continuations relating to the foregoing.

(o)	“Justification” shall include:

(i)	fraud, dishonesty, misappropriation or other gross misconduct by the Consultant involving the Business or affairs of the Corporation;

(ii)	the inability of the Consultant to perform the Consultant’s material duties for a period of 120 days due to a legal impediment against the Consultant;

(iii)	a material breach by the Consultant of any of the restrictions or covenants contained in this Agreement;

(iv)	any material breach by the Consultant of the Consultant’s obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Corporation;

(v)	the failure of the Consultant to follow the Corporation’s reasonable written instructions with respect to the performance of the Consultant’s duties if such failure continues unremedied for a period of 30 days following delivery by the Corporation to the Consultant of written notice of such failure; or

(vi)	any act or omission of the Consultant which would in law permit the Corporation to, without severance pay, notice or payment in lieu of notice, terminate the employment of an employee.

(p)	“Liquidity Event” means a transaction or series of transactions that result in any of the following:

(i)	an initial public offering of the Corporation’s securities resulting in the Corporation’s securities being listed for trading on a recognized Canadian or U.S. stock exchange, or any other stock exchange, and the Corporation becoming a “reporting issuer” (as that term or its equivalent is defined in applicable securities legislation); or

(ii)	a transaction with a capital pool company, special purpose acquisition company or other reporting issuer or publicly listed company by way of an amalgamation, plan of arrangement, merger, reverse takeover, qualifying transaction, reorganization, business combination or other similar transaction whereby all of the issued and outstanding class A common shares in the capital of the Corporation are sold, transferred or exchanged for free trading securities, or which results in all of the class A common shares in the capital of the Corporation (or the securities of a successor issuer) being listed for trading on a recognized Canadian or U.S. stock exchange, or any other stock exchange, and not being subject to any restricted period or hold period under applicable securities laws in Canada or any other jurisdiction (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange).

(q)	“Liquidity Event Price” means the price at which class A common shares in the capital of the Corporation are issued or sold in connection with the Liquidity Event.

(r)	“Payment Date” has the meaning ascribed thereto in Subsection 5.4(b).

(s)	“Person” means any natural person, partnership, sole proprietorship, limited liability company, corporation, trust, joint venture, syndicate, governmental authority or agency, unincorporated entity or association of any nature or kind, and any trustee, executor, administrator or other legal or personal representative thereof.

(t)	“Project” means any mineral property, claim, lease, license, permit, right or interest (whether contractual, legal or beneficial), held directly or indirectly by the Corporation or any of its Affiliates, whether currently held or acquired during the term of this Agreement, and includes any exploration, development, or mining asset or operation, regardless of stage.

(u)	“Resignation Notice Period” has the meaning ascribed thereto in Subsection 5.1(h).

(v)	“Supplier” shall mean any Person which is a supplier of any product or service to the Corporation or which was a supplier to the Corporation within twelve (12) months prior to the Date of Termination.

(w)	“Term” has the meaning ascribed thereto in Section 2.1.

1.2 Interpretation. In this Agreement any reference to legislation shall mean the legislation in force as at the Effective Date (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time and any successor legislation thereto.

Article II – TERM

2.1 Term. The Consultant’s engagement with the Corporation and this Agreement shall continue indefinitely from August 1, 2025 (the “Effective Date”), unless and until the Agreement is terminated in accordance with the terms set out at Article V of this Agreement (the “Term”).

2.2 Prior Engagement. The Parties agree that the Consultant’s prior engagement pursuant to the Prior Agreement was that of a contractor and not employee, and that the Prior Agreement has been terminated by consent (subject to surviving provisions), and that no further obligations are owing the Corporation to the Consultant thereunder. The Consultant expressly covenants and agrees that he has no claim, and shall not claim, for any entitlements as a contractor or as an employee in relation to any period of time prior to the Effective Date.

Article III – ENGAGEMENT: POSITION AND DUTIES

3.1 Position. Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to engage the Consultant, and the Consultant hereby agrees to serve the Corporation, in the position of Executive Chairman together with such other positions as may be assigned to the Consultant by the Corporation which are consistent with Section 3.2 below.

3.2 Duties and Reporting. The Consultant shall report to and be subject to the general direction of the Chief Consultant Officer or his/her designate. The Consultant shall perform such Duties consistent with their position as set forth in Schedule “A” hereto. The Corporation retains full authority to change the Consultant’s Duties and reporting relationships and to assign new duties and responsibilities provided that such changes: (a) do not result in a diminution of the scope or dignity of the Consultant’s overall Duties; and (b) are consistent with the Executive Chairman position. The Consultant agrees to conduct themself in accordance with all Board policies, including those policies that limit their authority to bind the Corporation.

The Consultant may be appointed to and serve on boards of Corporation designated entities, such as companies in which the Corporation is invested in, and Affiliates, as reasonably requested and consistent with the Consultant’s Duties and position, from time to time. The Consultant acknowledges that, to the extent that they serve as an officer of the Corporation, or as a director or officer of any Corporation designated entity, they shall do so without additional remuneration but shall be indemnified and held harmless by the Corporation for their acts and omissions to the maximum extent provided under the Constitution and under applicable law. The Corporation shall take steps to ensure that the Consultant is, as of the Effective Date, or as soon as practicable thereafter, covered under the directors and officers liability insurance coverage that it maintains for its directors and officers.

3.3 Working Hours. Throughout the duration of their engagement, the Consultant shall devote sufficient working time and attention to the Business and affairs of the Corporation and its Affiliates to fulfill their obligations. The Consultant shall not accept nor hold any position as an officer, director, employee, consultant, or any like position for or on behalf of any other entity, with the exception of directorship positions already held at the Effective Date, without the prior written approval of the Board, which approval shall not be unreasonably withheld. The Consultant is not restricted from engaging in charitable activities with an educational, social or philanthropic purpose that do not conflict with this Agreement.

3.4 Compliance. Recognizing the Corporation’s commitment to achieving high standards of openness and accountability, the Consultant shall raise with the Board, in a prompt manner, any good faith concerns they have regarding the conduct of the Corporation’s Business or compliance with the Corporation’s financial, legal or reporting obligations.

3.5 Place of Engagement. The Consultant will ordinarily provide the services remotely. The Consultant acknowledges that, due to the nature of the Corporation’s operations and Business, they may from time to time be required to travel in the course of performing their Duties and responsibilities under this Agreement.

3.6 Consultant’s Covenant. The Consultant represents and warrants to the Corporation that they are free to enter this Agreement and that they are not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of their obligations hereunder. The Consultant acknowledges and agrees that this Agreement and their engagement with the Corporation are conditional on the Consultant having and maintaining the lawful right to work for the Corporation. The Corporation may, in its sole discretion, permit the Consultant to begin performing the Duties of the Executive Chairman prior to the satisfaction of the conditions outlined in this Section. Should the Corporation exercise its discretion under this Section, the parties agree that this shall not constitute a waiver of any condition not yet satisfied at that time. Should the Consultant subsequently fail to satisfy this condition, the Consultant’s engagement shall be deemed to be immediately terminated for Justification in accordance with the terms set out herein at Article V of this Agreement.

Article IV – COMPENSATION AND BENEFITS

4.1 Base Fees. During the Consultant’s active engagement with the Corporation, the Corporation shall pay the Consultant a base fee at the rate of USD$250,000.00 per annum, less applicable withholdings required by law, if any (the “Base Fee”), payable, as earned on a pro rata basis, in accordance with the Corporation’s normal practices in effect from time to time. The CEO will review the Base Fee annually and will present recommendations to the Board and/or its committee for approbation. Upon the approbation from the Board, the CEO will then advise the Consultant of their Base Fee for the following year of engagement. The Corporation will not be under any obligation to increase the Base Salary but undertakes not to decrease it.

4.2 Options Grant. Upon closing of the Liquidity Event, the Corporation shall issue to the Consultant 250,000 options to purchase class A common shares in the capital of the Corporation at the Liquidity Event Price.

4.3 Equity Incentive Plan Entitlements. In addition to the Base Fee, the Consultant shall have the opportunity to participate in the following long-term equity incentive program(s) as amended from time to time:

(a)	The Consultant shall be eligible to participate in the Corporation’s Equity Incentive Plan and will be granted options to purchase such number of common shares in the capital of the Corporation (“Options”), PSUs, RSUs and other equity compensation as determined by the Board. [NTD: is this open to consultants?]

(b)	The Consultant’s participation in the Equity Incentive Plan will be reviewed annually by the Board for the consideration of additional grants of Options and other equity compensation, if appropriate. The Consultant’s participation in, and any grants to, the Consultant shall be governed by the Equity Incentive Plan and by such applicable plans and policies as adopted by the Board.

(c)	Notwithstanding any provision of this Agreement or the terms of the Equity Incentive Plan or any other agreement to the contrary, in the event of any termination of the Consultant’s engagement with the Corporation howsoever caused, other than by way of a termination for Just Cause or resignation, the Consultant’s right, title and interest with respect to any unvested shares, share units, equity or other long term incentives, if any, shall vest immediately as of the Date of Termination. In the event of a termination for Just Cause or resignation, the Consultant’s rights, title and interest with respect to any shares, share units, equity or other long term incentives, if any, shall be determined in accordance with the Equity Incentive Plan or such other long term incentive or other plans or policies adopted by the Board, but, notwithstanding any provision to the contrary in such plans or policies, without any further vesting following the Date of Termination.

4.4 Management Performance Incentive Compensation. The Consultant shall be eligible to participate in any incentive or bonus plans as may be implemented by the Corporation from time to time for similarly situated workers in accordance with the terms and conditions of such plan or plans (each and collectively, the “Bonus Plan”). The Corporation reserves the right to modify or discontinue any Bonus Plan without obligation to replace or otherwise compensate the Consultant, and the Consultant agrees that such modification or discontinuance shall not be a termination or breach of this Agreement.

4.5 Notwithstanding the foregoing, in the year that the Corporation completes a Liquidity Event, the Consultant shall receive a guaranteed bonus equal to 75% of the Consultant’s Base Fee (the “Maximum Bonus”) at the time of the Liquidity Event, without proration for a partial year, with payment to be made within thirty (30) days of the Liquidity Event.

4.6 Benefits. The Consultant will be eligible to participate in all of the Corporation’s benefit plans that may become generally available to similarly situated workers, subject to satisfying any eligibility requirements and to the terms and conditions of those plans. The Corporation may at any time and from time to time modify, suspend, or discontinue any or all such benefit plans for its workers generally or for any group thereof at its sole discretion, without any obligation to replace such modified, suspended, or discontinued benefit with any other benefit, equivalent or otherwise, or to otherwise compensate the Consultant in respect thereof.

4.7 Vacation. The Consultant shall accrue five (5) weeks’ paid vacation per calendar year (i.e., 25 days) in accordance with the Corporation’s policies, pro-rated for partial years. The Consultant’s vacation may only be taken at such intervals as shall be appropriate and consistent with the proper performance of the Consultant’s Duties and as agreed upon between the Consultant and the Corporation. Accumulated vacation time or pay may not be carried forward except with the prior approval of the CEO.

4.8 Reimbursement of Expenses. Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse the Consultant for all reasonable and necessary expenses actually incurred by the Consultant directly in connection with the Business affairs of the Corporation and the performance of their Duties hereunder. The Consultant shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

4.9 No Other Benefits. The Consultant is not entitled to any other payment, benefit, perquisite, allowance or entitlement in their role as an consultant of the Corporation other than as specifically set out in this Agreement or as otherwise agreed to in writing and signed by the CEO and the Consultant and, further all such payments, benefits, perquisites, allowances and other entitlements shall cease on the Date of Termination, subject to the provisions of Sections 5.4 and 5.5.

Article V – TERMINATION OF AGREEMENT

5.1 Accrued Entitlements. In the event that this Agreement is terminated by any Party for any reason, the Consultant shall receive all accrued compensation, vacation pay and benefits (the collectively, the “Accrued Entitlements”) up to and including the date of termination.

5.2 Resignation. The Consultant may terminate this Agreement and their engagement at any time by providing written notice (as outlined in Section 10.8 below) to the Corporation specifying the effective date of termination (such date being no more and no less than four (4) weeks after the date of the Consultant’s written notice) (the “Resignation Notice Period”). The Corporation may, at any time during the Resignation Notice Period, terminate the Agreement with immediate effect upon paying the Consultant their then-current Base Fee to the end of the Resignation Notice Period.

5.3 Termination by Corporation.

(a)	Subject to section 5.4, below, the Corporation may terminate the Consultant’s engagement with or without just cause in which case the Consultant will be provided with an amount equivalent to the Consultant’s then-current Base Fee for one week for every complete year of engagement since the Effective Date. The Consultant’s benefits would be continued for the same period of time. The Consultant understands and agree that there are circumstances in which the Corporation may terminate the Consultant with just cause and the Consultant would have no entitlement to notice of termination, termination pay, or benefit continuation.

(b)	The Consultant understands and agrees that compliance with the provisions in this section of the Agreement satisfies any common law or contractual entitlement the Consultant may have to notice of termination, or pay in lieu thereof.

(c)	The Consultant further understands and agrees that the termination arrangements set out in this section will remain in full force and effect and apply to the Consultant throughout engagement regardless of its duration or any changes to the Consultant’s position or compensation, and including in the event of a wrongful termination.

5.4 Separation Package. In addition to the foregoing, if the Consultant’s engagement is terminated by the Corporation without Justification and without just cause, or by the Consultant for Good Reason, and conditional upon the Consultant signing a full and final release of claims in a form satisfactory to the Corporation, the Corporation will provide to the Consultant, within 30 days of the Date of Termination, a lump sum payment equal to:

(a)	the Consultant’s Base Fee for twenty-four (24) months less the aggregate number of weeks represented by the Consultant’s notice (or pay in lieu of such notice) and severance pay paid to the Consultant under section 5.3; and

(b)	the Maximum Bonus based on the Consultant’s Base Fee in effect as at the Date of Termination.

5.5 Termination by the Consultant for Good Reason. If an event of Good Reason occurs, the Consultant shall have the right to terminate this Agreement for Good Reason by providing the Corporation with 60 days’ written notice of resignation to the Corporation and the details of the event(s) constituting Good Reason (the “Notice of Good Reason”), provided that the event(s) giving rise to Good Reason is/are not remedied by the Corporation within 30 days from the date of receipt of the Notice of Good Reason. In such event, the Corporation shall provide, and the Consultant shall be entitled to receive, the payments, benefits and entitlements as set out in Sections 5.3 and 5.4. The Corporation may accept the Notice of Good Reason and deem any date prior to the end date specified in the Notice of Good Reason but following the date of the Notice of Good Reason as the Date of Termination in which case the Corporation shall provide, and the Consultant shall be entitled to receive, the payments, benefits and entitlements as set out in Sections 5.3 and 5.4.

5.6 Termination within Twelve (12) Months. If this Agreement is terminated by the Corporation without Justification or by the Consultant with Good Reason within twelve (12) months of the Effective Date, the Corporation shall issue to the Consultant, in addition to all other entitlements set out herein, and without cost, 200,000 class A common shares of the Corporation.

5.7 Change of Control.

(a)	Subject to section 5.6(b), upon the occurrence of a Change of Control Event, and immediately upon completion or closing of the Change of Control Event, the Consultant shall be issued by the Corporation 500,000 DSUs.

(b)	If, in conjunction with, or by direct result of, a Change of Control Event, the Consultant’s engagement is or will be terminated, upon the occurrence of the Change of Control Event, and no later than 30 days following same, the Consultant shall be issued by the Corporation 500,000 RSUs instead of DSUs.

5.8

5.9 Article V. Article V will apply throughout the Consultant’s engagement with the Corporation, notwithstanding any changes in promotion, job description, Duties, engagement, location, compensation or benefits.

5.10 Resignation as Director and Officer. The Consultant covenants and agrees that, upon any termination of this Agreement and of their engagement, howsoever caused, they shall forthwith tender their resignation from all offices, directorships and trusteeships then held by the Consultant at the Corporation such resignation to be effective upon the Date of Termination. If the Consultant fails to resign as set out above, the Consultant will be deemed to have resigned from all such offices, directorships and trusteeships and the Corporation is hereby authorized by the Consultant to appoint any person in the Consultant’s name and on the Consultant’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

5.11 Return of Property. All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the Business of the Corporation used or produced by the Consultant in connection with their engagement, or in their possession or under their control, shall at all times remain the property of the Corporation. The Consultant shall return all property of the Corporation in their possession or under their control (including all Corporation files and Confidential Information as may be contained on the electronic devices provided by the Corporation to the Consultant) in good condition forthwith upon any request by the Corporation or upon any of the termination of this Agreement and of the Consultant’s engagement (regardless of the reason for such termination).

Article VI – CONFIDENTIALITY

6.1 Protection of Confidential Information. While engaged by the Corporation and following the termination of this Agreement and the Consultant’s engagement (regardless of the reason for any termination), the Consultant shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Consultant agrees and acknowledges that the Confidential Information of the Corporation or of its Affiliates is the exclusive property of the Corporation and its Affiliates to be used exclusively by the Consultant to perform the Consultant’s Duties and fulfil their obligations to the Corporation and its Affiliates or to exercise the rights and responsibilities as a trustee of a shareholder of the Corporation and not for any other reason or purpose. Therefore, the Consultant agrees to hold all such Confidential Information in trust for the Corporation and the Consultant further confirms and acknowledges their fiduciary duty to use commercially reasonable efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Consultant agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Consultant hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which they becomes aware. The Consultant further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Consultant is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Consultant will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Consultant will not oppose action by, and will cooperate with, the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

6.2 Corporate Opportunities. Any business opportunities related in any way to the Business and affairs of the Corporation which become known to the Consultant during their engagement hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Consultant under any circumstance without the prior written consent of the Corporation.

6.3 Non-Disparagement. The Consultant and the Corporation agree that during the Term of this Agreement and after its termination, neither shall make, nor cause to be made, directly or indirectly, any disparaging or derogatory statements about the other, and the Consultant shall not make, or cause to be made, directly or indirectly, any disparaging or derogatory statements about the directors, officers, employees, shareholders or agents of the Corporation or its Affiliates.

The provisions of this Article VI will apply throughout the Consultant’s engagement with the Corporation, notwithstanding any changes in promotion, job description, Duties, engagement, location, compensation or benefits.

Article VII – PROPRIETARY RIGHTS

7.1 Innovations. The Consultant understands, acknowledges, and agrees that all Innovations shall belong solely to the Corporation and all such Innovations which constitute works of authorship shall be “works made in the course of engagement” and “works made for hire” for purposes of Canadian and United States copyright legislation, respectively. The Consultant shall promptly disclose to the Corporation in writing any and all Innovations following their creation.

7.2 Assignment of Innovations. The Consultant hereby: (a) assigns to the Corporation all of the Consultant’s past, present and future right, title, and interest in and to all Innovations and does hereby waive all moral rights that the Consultant may have therein in favour of the Corporation; and, (b) agrees, at the Corporation’s request, to provide whatever assistance the Corporation may require and to do all such things and execute all such documents as may be reasonably necessary or desirable to obtain and maintain the Innovations, the applications, registrations and/or common law rights therefor, as well as all additions and modifications thereto, in any and all countries worldwide, and to vest title thereto in the Corporation, its successors, assigns and legal representatives or nominees. The Consultant hereby irrevocably appoints and designates the Corporation and its duly authorized officers and agents as their agents and attorneys-in-fact to act for and in the Consultant’s behalf and instead of the Consultant, to take such actions as the Corporation believes are necessary to effect the foregoing assignment in accordance with applicable laws.

The provisions of this Article VII will apply throughout the Consultant’s engagement with the Corporation, notwithstanding any changes in promotion, job description, Duties, engagement, location, compensation or benefits.

Article VIII – RESTRICTIVE COVENANTS

8.1 Non-Solicitation. During the Consultant’s engagement and for a period of 12 months from the end of the Consultant’s engagement, for any reason, the Consultant shall not, within the territorial boundaries of Canada, directly or indirectly, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Corporation (or an affiliated company with which the Consultant had direct involvement) for the purpose, or with the effect, of competing with the Corporation:

(a)	any person who at the date of the termination of the Consultant’s engagement was a client or customer of the Corporation and with whom the Consultant had direct and material contact during the course of the Consultant’s engagement for the purpose of carrying out the Consultant’s duties under this Agreement; and

(b)	any persons who were employees or independent contractors of the Corporation at the time of the termination of the Consultant’s engagement, or during a period of 24 months immediately preceding the termination of the Consultant’s engagement, to terminate their engagement or contractor agreements with the Corporation (whether or not that person or entity would commit a breach of their contract of engagement or their contract for services, by doing so).

Article IX– REMEDIES

9.1 Remedy. The Consultant acknowledges and agrees that they are engaged in a fiduciary capacity, with obligations of trust and loyalty owed by them to the Corporation. Accordingly, the Consultant agrees that the restrictions in Article VI, Article VII and Article VIII are reasonable in the circumstances of the Consultant’s engagement and that the Business and affairs of the Corporation and its Affiliates cannot be properly protected from the adverse consequences of the actions of the Consultant other than by the restrictions set forth in this Agreement.

9.2 Injunctions, Etc. The Consultant acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article VI, Article VII and Article VIII by the Consultant, the Corporation’s and its Affiliates’ remedy in the form of monetary damages will be inadequate. Therefore, the Corporation and its Affiliates shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

9.3 Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement or Consultant’s engagement, or which by its nature would survive the termination or expiration of this Agreement or Consultant’s engagement, shall do so, regardless of the manner or cause of termination. This includes, but is not limited to, the obligations contained in Article I, Article VI, Article VII, Article VIII, Article IX and Article X.

Article X- GENERAL CONTRACT TERMS

10.1 Recitals. The Corporation and the Consultant represent and warrant to each other that the Recitals set out above are true and are contractual in nature.

10.2 Currency. All amounts payable pursuant to this Agreement are expressed in and shall be paid in USD.

10.3 Withholding. All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Consultant under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Consultant hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, the Consultant acknowledges and agrees that they are solely responsible for all tax liability arising from their receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

10.4 Consultant’s Cooperation. During the Term and thereafter, the Consultant agrees to make themself fully and completely available (without requiring service or a subpoena or other legal process) to assist the Corporation and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which they may have relevant knowledge. In the event the Corporation requires the Consultant’s cooperation in accordance with this Section after the Date of Termination, the Corporation shall reimburse the Consultant for all of their reasonable costs and expenses incurred in connection therewith.

10.5 Rights and Waivers. All rights and remedies of the Parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the Parties may have.

10.6 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by e-mail, or mailed by prepaid registered mail addressed as follows:

to the Corporation at:

Jaguar Uranium Corp.
3-1136 Centre Street
Thornhill, ON L4J 3M8
Canada

Attention: Steven Gold
E-mail: sgold@jaguaruranium.com

to the Consultant: at the last address in the Corporation’s records,

or to such other address as the Parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered or delivered by e-mail, or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

10.9 Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.10 Successors and Assigns. The Corporation shall have the right to assign this Agreement to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the Business and/or assets of the Corporation; the Consultant shall not be entitled to any payment or other consideration but shall be entitled to advance notice of any such assignment. The Consultant by the Consultant’s signature hereto expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Corporation” hereunder shall include its successor. The Consultant shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Consultant’s rights or obligations under this Agreement without the prior consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

10.11 Amendment. No amendment of this Agreement will be effective unless made in writing and signed by the Parties.

10.12 Unilateral Right to Amend. For greater certainty and without limitation to the provisions of the relevant plans and policies, the Consultant acknowledges and agrees that the Corporation reserves the right in its sole discretion to unilaterally amend or terminate any employee plan, program, arrangement, or policy in which the Consultant participates or may become eligible to participate without notice or compensation to him.

10.13 No Inducement. The Consultant represents and warrants to the Corporation that they have not been enticed or otherwise induced by the Corporation to leave otherwise secure employment elsewhere to accept engagement with the Corporation.

10.14 Personal Information. The Corporation collects, uses and discloses (to authorized parties) personal information as required for the purpose of administering the engagement relationship, including determining benefits eligibility. The Corporation may disclose this type of information to third parties for these purposes, or as otherwise required by law. Personal information includes information about the Consultant that they provided on their application form and resume, and during their job interviews. It also includes information about their dependents, wage and benefits, performance reviews, information collected during investigations, and medical information in the case of illness or absence.

By accepting this offer, the Consultant consents to the collection, use, and disclosure of such personal information for the purposes of administering the engagement relationship, as may be required from time to time.

10.15 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, except as provided herein. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10.16 Pre-Contractual Representations. The Consultant hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

10.17 Governing Law. Unless otherwise indicated, legislation referred to in this Agreement is Ontario legislation. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

10.18 Headings. The division of this Agreement into sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

10.19 Independent Legal Advice. The Parties acknowledge that prior to executing this Agreement they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

10.20 Counterparties/Electronic Execution. This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”) shall be equally effective as delivery of a manually executed counterpart hereof. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the Effective Date.

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IN WITNESS WHEREOF this Agreement has been signed this 1st day of August, 2025, by the parties hereto under seal with effect on the Effective Date.

JAGUAR URANIUM CORP.

Per:	/s/ Steven Gold
Name: Steven Gold
Title: President and Chief Executive Officer
I have the authority to bind the Corporation

SIGNED, SEALED and
DELIVERED in the presence of

/s/ Will Avery
/s/ Luis Ducassi
Witness	LUIS DUCASSI

SCHEDULE “A”

Role and Responsibilities: Consultant Chair

The Consultant will hold the position of Executive Chair. In this role, the Consultant shall provide strategic leadership to the Corporation to implement and achieve its corporate and exploration strategy. As Executive Chair, the Consultant’s Duties include the following (collectively, the “Duties”):

1.	Presiding over board meetings, setting the agenda, and ensuring meetings are effective, inclusive, and foster meaningful discussions.

2.	Working with the CEO and members of the senior management team to set and implement the Corporations strategic direction.

3.	Work with the CEO to translate strategic objectives into actionable plans.

4.	Monitoring industry market trends, competitive landscapes and market growth opportunities.

5.	Overseeing and ensuring corporate compliance with all applicable legal and regulatory requirements.

6.	Building and maintaining strong relationships with key stakeholders and serving as a point of contact for stakeholder interests and concerns.

7.	Such other duties and responsibilities as may be assigned by the Corporation from time to time.